Exhibit 99.2

Better World Acquisition Corp. Announces Closing of $110 Million Initial Public Offering

November 17, 2020 04:00 PM Eastern Standard Time

NEW YORK--(BUSINESS WIRE)--Better World Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 11,000,000 units at a price of $10.00 per unit, resulting in gross proceeds of $110 million.

The Company’s units commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “BWACU” on November 13, 2020. Each unit consists of one share of the Company’s common stock and one redeemable warrant, each warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on Nasdaq under the symbols “BWAC” and “BWACW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on identifying businesses in the healthy living industries that benefit from strong Environmental, Social and Governance (“ESG”) profiles. The Company is led by Chief Executive Officer Rosemary L. Ripley and Chief Financial Officer Peter S.H. Grubstein.

EarlyBirdCapital, Inc. acted as sole book-running manager of the offering and I-Bankers Securities, Inc. acted as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,650,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the offering and a simultaneous private placement of warrants, $111.1 million (or $10.10 per unit sold in the offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of November 17, 2020 reflecting receipt of the proceeds upon consummation of the offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017.

Registration statements relating to these securities were filed with, and declared effective by, the SEC on November 12, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors
Peter S.H. Grubstein
Chief Financial Officer
Better World Acquisition Corp.
(212) 450-9700

Media
Nadia Damouni
646-818-9217
ndamouni@prosek.com